Exhibit 10.22
STERIS CORPORATION
FORM OF NONQUALIFIED STOCK OPTION AGREEMENT- _______ __, 20__
This Agreement (“Agreement”) is between STERIS Corporation (“STERIS”) and Optionee, with respect to the grant of a Nonqualified Stock Option by STERIS to Optionee pursuant to the STERIS Corporation 2006 Long-Term Equity Incentive Plan (the “Plan”).
1.     Grant of Option. STERIS hereby grants to Optionee, as of the date (“Date of Grant”) set forth above and in the Acknowledgment and Acceptance Form accompanying this Agreement (“Acknowledgment”) an option (the “Option”) to purchase all or any number of an aggregate of STERIS Common Shares as previously disclosed to Optionee and as reflected in the records of STERIS as granted as of the Date of Grant, at an exercise price of the closing sales price per share of STERIS's Common Shares as of the Date of Grant and as reported on the New York Stock Exchange Composite Tape (the “Option Price”), upon and subject to the terms of this Agreement and the Plan.
2.      Documents Delivered with Agreement. STERIS has delivered or made available to the Optionee, along with this Agreement, the following documents: (a) STERIS's Policy Prohibiting the Improper Use of Material Non-Public Information (the “Policy”); (b) the Plan and its related Prospectus; (c) the Nondisclosure and Noncompetition Agreement to be entered into between STERIS and Optionee (the “Nondisclosure Agreement”); (d) the Acknowledgment; and (e) STERIS's most recent Annual Report to Shareholders and Form 10-K filed with the US Securities and Exchange Commission. Acceptance and compliance with these documents is a condition to the effectiveness of this grant of nonqualified stock options. By accepting this Agreement or executing the Acknowledgment, the Optionee acknowledges receipt, review and acceptance of these documents and compliance with their terms.
3.     Terms and Conditions of Option. The Option is a Nonqualified Option and shall not be treated as an Incentive Stock Option. In addition to this Agreement, the Option shall also be subject to all of the terms and conditions of the Policy and Plan. The Option shall be effective upon the Optionee's acceptance of this Agreement and the Nondisclosure Agreement, both of which shall be conclusively deemed to have occurred either upon electronic acceptance or STERIS's receipt of the signed Acknowledgment. If Optionee violates the terms of the Policy, the Plan, this Agreement, the Nondisclosure Agreement, or any agreement with similar terms previously entered into by Optionee (collectively “Prior Agreements”), any and all options to purchase Common Shares that were granted by STERIS to Optionee (including the Option granted by this Agreement or any Prior Agreements) shall be forfeited, void, and of no further force and effect.
4. Term of Option. Unless earlier terminated pursuant to Section 11 of the Plan, the Option shall terminate at the close of business on, and shall not be exercisable at any time after, the tenth (10th) anniversary of the Date of Grant.
5. Vesting. So long as Optionee remains in the employ of STERIS or a Subsidiary, but subject to the terms of this Agreement and the Plan (including Section 11 thereof, the rules of which, as modified hereby, shall apply to this Agreement (except as specifically made inapplicable hereto as set forth below), including as described in Section 16 of this Agreement), the Option shall vest in four (4) equal annual installments on each of the first four anniversaries of the Date of Grant (except that any portions of such installments representing fractional Common Shares shall be aggregated and shall be included in the portion of the Option that vests on the first anniversary of the Date of Grant). Notwithstanding anything contained in this Agreement or the Plan to the contrary, the provisions of Section 11(b)(i)(A) of the Plan shall not apply to this Option and the provisions of Section 11(b)(i)(D) of the Plan shall only apply to that portion of the Option that is vested at the time of the Optionee's death.
6. Exercise of Vested Option. Except as otherwise provided in Section 11 of the Plan, the rules of which, as modified hereby, shall apply to this Agreement (except as specifically made inapplicable hereto as set forth above), including as described in Section 16 of this Agreement, the Option shall be exercisable only while Optionee is in the employ of STERIS or a Subsidiary. To the extent exercisable under this Agreement, the Option may be exercised from time to time in whole or in part.
7. Method of Exercise. A request to exercise the Option requires delivery of (a) the Option Price payable in cash or by check acceptable to the Company or by wire transfer of immediately available funds, or by such other methods as may be approved by the Board or the Chief Executive Officer or his delegatee or delegatees, as applicable and (b) a written notice to STERIS identifying this Agreement and specifying the number of Common Shares as to which the Option is being exercised. The Common Shares to which Optionee is entitled upon exercise of the Option shall not be represented by certificates unless otherwise provided by resolution of the Board of STERIS or required by law, but STERIS shall cause such Common Shares to be registered in the name of Optionee or Optionee's nominee in STERIS's stock registry promptly following exercise.
8. Certain Determinations. Application, violation, or other interpretation of the terms of this Agreement, the Nondisclosure Agreement, the Plan, the Policy, any Prior Agreement, or any STERIS policy shall be determined by the Board or the Chief Executive Officer or his delegatee or delegatees, if applicable, in their sole discretion, and such determination shall be final and binding on Optionee.
9. Termination of the Plan; No Right to Future Grants; No Right of Employment; Extraordinary Item of Compensation. By entering into this Agreement, Optionee acknowledges: (a) that the Plan is discretionary in nature and may be suspended or terminated by STERIS at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when each option shall be granted, the number of shares subject to each option, the option price, and the time or times when each option shall be exercisable, will be at the sole discretion of STERIS; (d) that Optionee's participation in the Plan shall not create a right to further employment with Optionee's employer and shall not interfere with the ability of Optionee's employer to terminate Optionee's employment relationship at any time with or without cause; (e) that Optionee's participation in the Plan is voluntary; (f) that the value of the Option is an extraordinary item of compensation which is outside the scope of Optionee's employment contract, if any; (g) that the Option is not part of normal and expected compensation for purposes of any other employee benefit plan or program of STERIS, including for purposes of calculating any severance, resignation, redundancy, end of service, bonus, long-service, pension or retirement benefits or similar payments; (h) that the right to purchase stock ceases upon termination of employment for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (i) that the future value, if any, of the shares is unknown and cannot be predicted with certainty; (j) that, where Optionee's employer is a Subsidiary or affiliate of STERIS, the Option has been granted to Optionee in Optionee's status as an employee of such Subsidiary or affiliate, and the terms of this Agreement can be modified by STERIS to facilitate the issuance and administration of the award, and can in no event be understood or interpreted to mean that STERIS is Optionee's employer or that Optionee has an employment relationship with STERIS; (k) that neither STERIS nor Optionee's employer has any obligation to or intends to notify Optionee of any impending expiration or lapse of the Option or any other option granted to Optionee by STERIS, it being the responsibility of Optionee to remain informed of the same, and neither STERIS nor such employer shall have any liability to Optionee as a result of Optionee's failure to exercise the Option or any other option prior to the expiration or lapse thereof; and (l) that to the extent unvested, the Options have no value and if the underlying shares do not increase in value above the Option Price, vested Options will have no value.
10. Employee Data Privacy. By entering into the Agreement, and as a condition of the grant of the Option, Optionee consents to the collection, use and transfer of personal data as described in this Section 10. Optionee understands that STERIS and its Subsidiaries hold certain personal information about Optionee, including, but not limited to, Optionee's name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any shares of stock or directorships held in STERIS, details of all Options or other evidence of shares of stock or options awarded, canceled, exercised, vested, unvested or outstanding in Optionee's favor, for the purpose of managing and administering the Plan (“Data”). Optionee further understands that STERIS and/or its Subsidiaries will transfer Data among themselves as necessary for the purposes of implementation, administration and management of the Optionee's participation in the Plan, and that STERIS and/or its Subsidiaries may each further transfer Data to any third parties assisting STERIS in the implementation, administration and management of the Plan (“Data Recipients”). Optionee understands that these Data Recipients may be located in Optionee's country of residence, the European Economic Area, and in countries outside the European Economic Area, including the United States. Optionee authorizes the Data Recipients to receive, possess, use, retain and transfer Data in electronic or other form, for the purposes of implementing, administering and managing the Plan, including any transfer of such Data, as may be necessary or appropriate for the administration of the Plan and/or the subsequent holding of shares of stock on Optionee's behalf, to a broker or third party with whom the shares acquired on exercise may be deposited. Optionee understands that he or she may, at any time, review the Data, require any necessary amendments to it or withdraw the consent herein by notifying STERIS in writing. Optionee further understands that withdrawing consent may affect Optionee's ability to participate in the Plan, at the sole discretion of the Board or the Chief Executive Officer or his delegatee or delegatees, if applicable.
11. Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. All terms used herein with initial capital letters and not otherwise defined herein that are defined in the Plan shall have the meanings assigned to them in the Plan.
12. Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment shall have a material adverse effect on the rights of Optionee under this Agreement without Optionee's consent.
13. Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provisions so held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid while accomplishing the most similar purpose.
14. Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. Any unresolved dispute relating to this Agreement shall be submitted exclusively to the jurisdiction of the courts of Lake County Ohio.
15. Miscellaneous. Nothing contained in this Agreement shall be understood as conferring on Optionee any right to continue as an employee of STERIS or any Subsidiary or affiliate. STERIS reserves the right to correct any clerical, typographical, or other error in this Agreement or otherwise with respect to this grant. This Agreement shall inure to the benefit of and be binding upon its parties and their respective heirs, executors, administrators, successors, and assigns, but the Option shall not be transferable by Optionee other than as provided in Section 17 of the Plan.
16. Qualifying Retirement. Pursuant to Section 11 of the Plan, the Board hereby consents to the Optionee's Qualifying Retirement if, at the time that the Optionee terminates service with the Company, the Optionee satisfies the requirements of Section 11(b)(iii) of the Plan other than the requirement of the Board having consented thereto (which consent is hereby given).
STERIS has caused this Agreement to be executed on its behalf by its duly authorized officer, and Optionee has entered into this

Agreement and accepted all terms and conditions thereof by electronic acceptance and/or by the signed Acknowledgment, either of which has the same force and binding effect as if this Agreement were physically signed by Optionee, all as of the Date of Grant.

STERIS Corporation By: _______________________________________ Maey	Optionee Signature by electronic acceptance and/or execution of the Acknowledgment and Acceptance form
Mark D. McGinley
Sr. Vice President, General Counsel, and Secretary